EXHIBIT 23.2

The Board of Directors
Donegal Group Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Donegal Group Inc. of our report dated October 10, 2001, relating to the financial statements and supplemental schedule of the Donegal Mutual Insurance Company 401(k) Plan as of December 31, 2000 and for the year then ended, which report is incorporated by reference or appears in the December 31, 2000 annual report on Form 11-K of Donegal Mutual Insurance Company 401(k) Plan.





/s/ McKonly & Asbury, LLP
Harrisburg, Pennsylvania
May 30, 2002



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